SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


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                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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        Date of Report (Date of earliest event reported): August 13, 2003


                                  CHATTEM, INC.
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             (Exact name of registrant as specified in its charter)


       Tennessee                         0-5905                      62-0156300
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(State of incorporation)          (Commission File No.)          (IRS Employer
                                                             Identification No.)



               1715 West 38th Street, Chattanooga, Tennessee 37409
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          (Address of principal executive offices, including zip code)



                                 (423) 821-4571
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              (Registrant's telephone number, including area code)


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Item 5.  Other Events and Regulation FD Disclosure.
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         On August 13, 2003, Chattem, Inc. (the "Company"), a marketer and manufacturer of branded consumer products, announced that Kemper Indemnity Insurance Company ("Kemper") has filed a lawsuit against the Company in federal court in Chattanooga seeking to rescind the excess product liability insurance policy issued to the Company by Kemper (the "Kemper Policy"). The Kemper Policy provides the Company with $50 million of excess coverage for product liability claims, including those asserted in the lawsuits currently pending and anticipated to be filed against the Company relating to the existence of phenylpropanolamine ("PPA") in DEXATRIM. Coverage under the Kemper Policy is in excess of $23.5 million of product liability insurance coverage that is available to the Company from two other insurance companies. In addition, the Company has $25 million of insurance coverage from another insurance company that is in excess of the Kemper Policy.

         In the lawsuit, Kemper is seeking to rescind the Kemper Policy based on allegations that the Company failed to disclose the preliminary results of the Yale Study during the submission process to renew the Kemper Policy for coverage for the December 21, 1999 to May 31, 2001 policy period. In the alternative, Kemper is seeking a declaratory judgment on certain policy interpretation issues that if granted would bar or limit coverage for PPA-related claims under the Kemper Policy.

         The Company believes that the claims made by Kemper in its lawsuit are without merit. The Company will aggressively defend this lawsuit and will vigorously pursue its rights under the Kemper Policy and its available remedies at law against Kemper which may include, among other things, a counterclaim of bad faith against Kemper.

         For a discussion of the lawsuits pending against the Company relating to DEXATRIM with PPA and the Company's product liability insurance coverage, see the Company's filings with the Securities and Exchange Commission.

         The Company also announced that it now expects total revenues for the fiscal third quarter to be in the range of $59-61 million, as opposed to the previously announced estimate of $62-64 million. The Company further estimates its earnings per share for the fiscal third quarter will be at the lower end of the previously announced estimate of $.33-.35. The Company's lowered expectations are the result of weaker than expected sales, particularly from DEXATRIM, its topical analgesic brands and its international division, offset in part by continued high margins, balance sheet management and effective cost controls. The revised estimates for the fiscal third quarter will have a corresponding impact on the Company's previous estimates for the entire 2003 fiscal year. The Company has not made any revisions to its earlier estimates for the fourth quarter of fiscal 2003. The Company anticipates that revisions, if any, for the fourth quarter of fiscal 2003 would be announced in the fiscal third quarter earnings release to be issued on or about September 19, 2003. The Company's expectations and estimates are subject to risks, uncertainties and assumptions, including those described in the Company's filings with the Securities and Exchange Commission.

         This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures.


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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


August 13, 2003              CHATTEM, INC.

                             By: /s/ A. Alexander Taylor II
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                                   A. Alexander Taylor II
                                   President and Chief Operating Officer